Exhibit 99.2

Segment Information: Reclassification of 2008 Disclosures to 2009 Presentation

On January 1, 2009, Avid transitioned to a new business structure that combined our previous Professional Video and Consumer Video units into a single Video reporting segment. As a result, our 2009 financial reporting will be based on two reportable segments, Video and Audio. We also consolidated our sales and marketing teams, which had previously been aligned with our reporting segments, into a single customer-facing organization. Consequently, most marketing and selling expenses are no longer managed by or controlled at the segment level and are, therefore, excluded from the calculation of segment contribution margin.

We have revised the 2008 segment disclosures to conform to the current presentation. The change to the current presentation did not affect our consolidated operating results. The following table presents our first and second quarter 2009 and revised 2008 revenues and contribution margin by reportable segment, as well as reconciliations of total segment contribution margin to total consolidated operating loss for each of the 2008 periods, that conform to the 2009 presentation:

(in thousands)
(unaudited)
	Q1'08	Q2'08	Q3'08	Q4'08	2008	Q1'09	Q2'09
Revenues:
Video (a)	$ 125,027	$ 147,548	$ 144,835	$ 134,296	$ 551,706	$ 87,502	$ 88,699
Audio	73,239	75,315	72,231	72,410	293,195	64,127	61,844
Total revenues	$ 198,266	$ 222,863	$ 217,066	$ 206,706	$ 844,901	$ 151,629	$ 150,543

Contribution Margin:
Video	$ 28,470	$ 43,616	$ 40,791	$ 31,762	$ 144,639	$ 21,280	$ 25,233
Audio	26,325	26,460	23,493	25,211	101,489	22,730	21,831
Segment contribution margin	54,795	70,076	64,284	56,973	246,128	44,010	47,064

Less unallocated costs and expenses:
Research and development expenses	(1,770)	(1,731)	(1,890)	(1,779)	(7,170)	(1,754)	(1,837)
Marketing and selling expenses	(46,468)	(50,710)	(48,841)	(45,929)	(191,948)	(37,515)	(38,056)
General and administrative expenses	(19,386)	(16,164)	(16,374)	(14,982)	(66,906)	(12,996)	(11,467)
Amortization of acquisition-related intangible assets	(6,641)	(5,593)	(4,556)	(3,590)	(20,380)	(2,895)	(3,048)
Impairment of acquisition-related intangible assets	—	—	(51,257)	(78,715)	(129,972)	—	—
Stock-based compensation	(2,145)	(4,588)	(4,357)	(3,111)	(14,201)	(4,148)	(2,894)
Restructuring costs, net	(1,063)	(937)	(2,107)	(23,181)	(27,288)	(5,021)	(5,019)
Gain on sale of assets	—	—	—	13,287	13,287	—	—
Consolidated operating loss	$ (22,678)	$ (9,647)	$ (65,098)	$(101,027)	$(198,450)	$ (20,319)	$ (15,257)

(a) Includes revenues from divested or exited product lines of:	$ 18,452	$ 16,641	$ 15,121	$ 11,294	$ 61,508	$ 949	$ 808